Exhibit 1
Agreement for Joint Filing of Schedule 13D
Dated March 29, 2007
     Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, the undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.
     This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

/s/ William M. Hitchcock

William M. Hitchcock

/s/ Randall C. Bassett

Randall C. Bassett

/s/ David H. Hancock

David H. Hancock

SEP IRA F/B/O Norman H. Pessin

By:	/s/ Norman H. Pessin

Norman H. Pessin

/s/ Sandra F. Pessin

Sandra F. Pessin

Levy, Harkins & Co., Inc.

By:	/s/ Edwin A. Levy

Edwin A. Levy, Chairman

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The Gracy Fund, L.P.

By:	/s/ Edwin A. Levy

Edwin A. Levy, General Partner

/s/ Edwin A. Levy

Edwin A. Levy

/s/ James Lebenthal

James Lebenthal

19